EXHIBIT 10.3

Restricted Stock Award - Fiscal Year Ending December 28, 2019

I am pleased to inform you that SpartanNash Company, a Michigan corporation, (“SpartanNash” or the “Company”) has granted to you the number of restricted shares of SpartanNash’s Common Stock described above under the Company’s Stock Incentive Plan of

2015 (the “Plan”). By accepting this grant, you agree that the restricted stock is subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

1.         Restricted Stock Grant. SpartanNash grants to you shares of Company Common Stock, no par value, all of which are subject to restrictions imposed under this letter and the Plan (the “Restricted Stock”). This grant of Restricted Stock shall not confer any right to you to be granted Restricted Stock or other awards in the future under the Plan.

2.         Restrictions.   The Restricted Stock is subject to the following transfer and forfeiture conditions (“Restrictions”), which will lapse, if at all, as described in the “Lapse of Restrictions” section below.   The period during which Restricted Stock is subject to the Restrictions imposed by the Plan and under this letter is referred to in this letter as the “Restricted Period.”

a.         Until the Restrictions lapse as set forth in paragraphs (a), (b), (c) or (d) under Lapse of Restrictions below, the Restricted Stock generally is not transferable by you except by will or according to the laws of descent and distribution. All rights with respect to the Restricted Stock are exercisable during your lifetime only by you, your guardian, or your legal representative.

b.         Any shares of Restricted Stock for which the Restrictions have not lapsed will automatically be forfeited without consideration upon the termination of your employment with SpartanNash for any reason other than death, Disability or Retirement. Upon the termination of your employment with SpartanNash due to your death, Disability or Retirement, the Restrictions applicable to any shares of Restricted Stock will lapse in accordance with the applicable provisions set forth in paragraphs (2) or (3) under Lapse of Restrictions below. Notwithstanding the foregoing, the Committee (as defined in the Plan) reserves the right, in its sole discretion, to waive the Restrictions remaining on any or all such shares of Restricted Stock at the time of termination of employment.

c.         If you enter into Competition (as defined in the Plan) with SpartanNash, all shares of Restricted Stock still subject to Restrictions will automatically be forfeited without consideration. The Committee (as defined in the Plan) or officers designated by the Committee have absolute discretion to determine whether you have entered into Competition with SpartanNash.

3.Lapse of Restrictions.

a.       Except as otherwise provided in this letter, and so long as you remain continuously employed by SpartanNash, 25% of the shares of Restricted Stock will vest and the Restrictions will lapse with respect to such shares of Restricted Stock on the Vesting Day set forth above in each of the next four years.

b.         Notwithstanding anything to the contrary in this letter, upon termination of your employment with SpartanNash due to your death or Disability (as defined in the Plan) during the Restricted Period, the Restrictions applicable to any shares of Restricted Stock will lapse automatically and the Restricted Stock will vest and no longer be subject to forfeiture.

c.         Notwithstanding anything to the contrary in this letter, upon termination of your employment with SpartanNash due to your Retirement (as defined in the Plan) during the Restricted Period, if you continue to comply with your non-competition obligations under paragraph 2(c) above, the Restrictions applicable to any shares of Restricted Stock will lapse and the shares will continue to vest in accordance with the terms of the Plan and this letter.

d.         Notwithstanding anything to the contrary in this letter or any agreement between you and the Company, if a Change in Control (as defined in the Plan) occurs at any time during the Restricted Period and prior to your termination of employment, the Restrictions will be treated in accordance with Section 9 of the Plan.

4.         Shareholder Rights. During the Restricted Period, you will have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by you as if you held unrestricted Common Stock. Any non-cash dividends or distributions paid with respect to unvested Restricted Stock shall be subject to the same restrictions as those relating to the Restricted Stock granted to you under this letter agreement. After the Restrictions applicable to the Restricted Stock lapse, you will have all shareholder rights, including the right to transfer the shares, subject to such conditions as SpartanNash may reasonably specify to ensure compliance with federal and state securities laws.

5.         Uncertificated Shares. Your shares of Restricted Stock are being issued without a paper certificate. The Restricted Stock will be registered in your name in SpartanNash’s books and records and reflected on the account statements issued to you by Morgan Stanley (or other financial intermediary). The Company is formed under the laws of the State of Michigan. The Company will furnish to you upon request and without charge a full statement of the designation, relative rights, preferences, and limitations of the shares of each class authorized to be issued, the designation, relative rights, preferences, and limitations of each series so far as the same have been prescribed, and the authority of the SpartanNash’s Board of Directors to designate and prescribe the relative rights, preferences, and limitations of other series. If you have any questions, please contact the Company’s Director of Benefits.

6.Certifications. You represent and warrant that you are acquiring the Restricted

Stock for your own account and investment and without any intent to resell or distribute the

Restricted Stock. You will not resell or distribute the Restricted Stock after any Restricted Period except in compliance with such conditions as SpartanNash may reasonably specify to ensure compliance with federal and state securities laws.

7.         Withholding. SpartanNash is entitled to: (1) withhold and deduct from your future wages (or from other amounts that may be due and owing to you from SpartanNash), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to the award of Restricted Stock, or (2) require you promptly to remit the amount of such withholding to SpartanNash before taking any action with respect to the Restricted Stock. Upon your written authorization, withholding may be satisfied by withholding Common Stock to be released upon vesting of and lapse of restrictions with respect to shares of the Restricted Stock or by delivery to SpartanNash of previously owned Common Stock.

8.         Binding Effect; Amendment. This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and SpartanNash.

9.         Clawback. This award is subject to the Company’s “clawback” policy providing for the recovery of incentive compensation that the Company, or as may be required under applicable law, rule or regulation.

10.       Prohibition on Hedging or Pledging. This award is subject to the Company’s policy prohibiting pledging of the Company’s stock and transactions that are designed to hedge or offset declines in the market value of the Company’s stock.

11.Miscellaneous.

a.         Your award is subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this letter, as it may deem advisable.   The Committee is authorized to administer, interpret, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you. The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan. To the extent not preempted by federal law, this letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

b.       Morgan Stanley is the third party stock option administrator for the SpartanNash plan. If you are a new participant, a user ID, password and trading PIN will be sent to your home address via regular mail directly from Morgan Stanley. You will be able to access information regarding your grants, including vesting status, online trading and more.

c.         If you have any questions about your award, or need a copy of the Plan, please send an email request to Ryan De Boer (ryan.deboer@spartannash.com).

12.       Acceptance; Agreement. By accepting this award, you agree to be bound by all of the terms and conditions of the Company’s Long Term Incentive Plan (“LTIP”), including the Post-Employment Competition Agreement set forth on Exhibit A to the LTIP. A copy of the LTIP, including a copy of the Post-Employment Competition Agreement, has been made available to you through HR Self-Service.

Very truly yours,

/s/ David M. Staples

David M. Staples

President & Chief Executive Officer

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